Exhibit (d)(9)

                   FORM OF STOCK OPTION AGREEMENT PURSUANT TO
              THE UNITED KINGDOM 1992 EMPLOYEE SHARE OPTION SCHEME


                               B/E AEROSPACE, INC.

                                OPTION AGREEMENT


     THIS DEED is made the __ day of _________ BETWEEN:

     (1) B/E Aerospace, Inc., whose head office is situated at 1400 Corporate Center Way, Wellington, Florida 33414, USA (the "Company"); and

     (2) _________ of B/E Aerospace, Inc., a Delaware corporation, and B/E Aerospace (UK) Limited, a subsidiary of the Company registered in England under number N118968 (the "Employee", which expression shall, where the context so requires, include the personal representative(s) of the Employee).

WHEREAS:

(A) The Board of Directors of the Company has by a resolution duly passed at a meeting of the Board held on July 15, 1992 resolved to adopt and implement the Rules of the Company's 1992 Employee Share Option Scheme (the "Scheme");

(B) The Scheme was approved by the Board of Inland Revenue under Schedule 9 to the Income and Corporation Taxes Act 1988 of the United Kingdom on August 5, 1992;

(C) The Board of Directors of the Company has by a resolution duly passed at a meeting of the Board held on the date first before written resolved to grant a Share Option to the Employee under the Scheme;

NOW IT IS HEREBY AGREED AND CONFIRMED as follows:

1. The words and expressions defined in the Rules of the Scheme shall have the same meanings in this Deed unless the context requires otherwise.

2. The Company hereby grants to the Employee as of the date first before written an option to acquire ____ Shares of Common Stock, U.S. $0.01 par value, in the capital of the Company in accordance with and subject to the Rules of the Scheme at an acquisition cost of U.S. ____ per Share (the "Option").

3. All the Rules of the Scheme shall be incorporated into this Deed and shall be binding on the parties hereto as if such provisions had been expressly set out herein.

4. Subject to the Rules of the Scheme, the Employee's right to exercise the Option shall vest and become unconditional in accordance with the following table:

         Percentage
         of Option Vested           Vesting Date

         25%     (___ shares)       The date hereof

         50%     (___ shares)       First anniversary of the date hereof

         75%     (___ shares)       Second anniversary of the date hereof

         100%   (___ shares)        Third anniversary of the date hereof


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     IN WITNESS WHEREOF the Company and the Employee have duly executed this
Deed the day and year first above written.

Signed for and on behalf of            )
B/E AEROSPACE, INC.                    )        ________________________
                                       )        Vice Chairman of the Board and
                                       )        Chief Executive Officer
                                       )
                                       )        ________________________
                                                  Assistant Secretary

Signed by the said                     )
                                       )        ________________________
                                       )                 Employee
                                       )
in the presence of:                    )        ________________________
                                                         Witness

Witness's Name:
Address:
Occupation: